Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 30, 2002	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc.

Third Quarter FFO Rises to $0.38

Dallas, TX — U.S. Restaurant Properties, Inc.’s third quarter FFO (funds from operations) increased to $0.38 per share, an increase of 12% over the second quarter 2002 and 90% ahead of same period last year.  With a current dividend rate of $0.33 per quarter, our dividend payout ratio improved to 87% of FFO.  Year to date FFO per share, on a fully diluted basis, increased to $1.06 per share, more than double the same period in 2001.  Third quarter net income allocable to common stockholders increased to $3.0 million on $17.5 million of real estate revenues, versus a loss in the third quarter last year.

Real estate revenues of $17.5 million were largely unchanged from the second quarter.  Third quarter revenue included revenue associated with $29.5 million of acquisitions which was offset by modest declines in percentage rent, compared to second quarter revenue which included a one-time revenue item of approximately $660,000.  Percentage rent is based upon the sales volume of the tenants, primarily Burger King tenants, and represents in total approximately 6% of real estate revenues.  The fourth quarter results will benefit from a full quarter’s worth of revenue and earnings from these third quarter acquisitions.

CEO Robert Stetson remarked, “The results for the third quarter validate the three pillars of our efforts — strong credit performance of the base portfolio, the redeployment of underperforming properties, and the acquisition program which recommenced in the third quarter after a three year hiatus.  USRP is growing its earnings without a substantial increase in debt levels and with continued improvement in interest coverage.  Collections of past due amounts have also continued to improve.  The third quarter acquisitions (sale/leaseback and mortgages) consisted of Captain Ds and Shoneys.  Another $30 million of acquisitions should close in the fourth quarter and first quarter of 2003.  With our continuing efforts, we expect further improvement in FFO.”

LIQUIDITY AND CAPITAL STRUCTURE — The $28.0 million of net acquisitions (acquisitions of $29.5 million less $1.5 million from the disposition of income producing properties) was funded by an increase in debt of approximately $13.2 million, proceeds from sale of non-performing properties (properties on which no rent was being collected) of $3.9 million with the balance from cash and working capital.  Outstanding debt at September 30, 2002 totaled $346 million, which is 45% of total capitalization.  Interest coverage ratio improved to 2.6 times.  The average interest rate in the quarter declined to 5.2%.  Other than regularly scheduled debt amortization, the company has no debt maturities on current debt before August of 2003.

TRANSITION RETAIL OPERATIONS - USRP conducts retail operations on selected properties until they are leased by, or sold to, third parties.  All activity is conducted through a taxable REIT subsidiary.  It is anticipated that most of the reported income will be rent when the properties are leased to third parties.  At the end of the third quarter, retail operations consisted of 17 properties with USV subsidiary employees and 15 properties on which USV supplied fuel only.  About 49.5% of the revenue derives from operations in Hawaii.  Year to date through October 30, 2002, 18 properties have been taken over by the division, and 8 properties operated by the division have been leased or sold to third parties.

Since the last quarterly earnings release, Harry Davis, formerly Senior Vice-President of Asset Management, was promoted to Chief Operating Officer.  Former Chief Financial Officer, Carey Carrington, resigned to pursue private investments.  Stacy Riffe has recently joined the Company as CFO.  She has extensive experience in public accounting (KPMG) and in chain restaurant finance, including serving as CFO of NASDAQ traded Mexican Restaurants, Inc.

U.S. Restaurant Properties, Inc. is a non-taxed financial services and real estate company dedicated to acquiring, managing and financing branded chain restaurants such as Burger King®, Arby’s®, Chili’s® and Pizza Hut® and selected service retail properties.  The company currently owns 809 properties located in 48 states.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements.  These risks include interest rates and other general economic conditions, income fluctuations in U.S. households and the general health of the fast food, casual dining, and service station industries, as well as the risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Investor Relations at 972-387-1487, ext. 147.

U.S. Restaurant Properties, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001
Real Estate
Revenues:
Rental income	$16,141	$16,349	$49,308	$50,662
Interest income	1,272	1,262	3,093	3,940
Amortization of unearned income on direct financing leases	75	70	209	246

Total revenues	17,488	17,681	52,610	54,848
Expenses:
Property	344	486	1,421	1,203
Depreciation and amortization	5,409	5,348	16,567	16,637
General and administrative	1,630	1,798	5,562	6,804
Provisions for doubtful accounts	(229)	1,964	(234)	2,914
Interest expense	4,450	5,885	13,015	19,427
Amortization of loan origination fees	581	637	1,426	4,739
Derivative settlement payments	710	518	2,652	1,053
Impairment of long-lived assets	133	944	983	16,993
Fair value adjustment for interest rate swaps	(145)	248	(402)	2,607

Total expenses	12,883	17,828	40,990	72,377
Income (loss) from real estate operations	4,605	(147)	11,620	(17,529)

Retail Operations
Operating revenue	10,838	5,490	28,056	7,476
Operating general and administrative	(1,478)	(468)	(4,105)	(599)
Cost of sales	(9,040)	(4,871)	(23,451)	(6,535)
Income from retail operations	320	151	500	342

Gain on sale of property	—	285	—	1,893

Income (loss) from continuing operations	4,925	289	12,120	(15,294)
Minority interests	(1,163)	(1,150)	(3,512)	(3,324)

Net income (loss) from continuing operations before discontinued operations and extraordinary item	3,762	(861)	8,608	(18,618)
Income from discontinued operations	995	49	1,367	14
Loss on early extinguishment of debt	—	—	—	(340)
Net income (loss)	4,757	(812)	9,975	(18,944)
Dividends on preferred stock	(1,776)	(1,776)	(5,327)	(5,327)

Net income (loss) allocable to common stockholders	$2,981	$(2,588)	$4,648	$(24,271)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.14)	$0.17	$(1.34)
Income from discontinued operations	0.05	—	0.07	—
Extraordinary loss	—	—	—	(0.02)
Net income (loss) per share	$0.15	$(0.14)	$0.24	$(1.36)

Weighted average shares outstanding
Basic	19,737	17,964	19,606	17,796
Diluted	19,824	17,964	19,741	17,796

U.S. Restaurant Properties, Inc.

3rd Quarter 2002 FFO (1)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001

Net income (loss)	$4,757	$(812)	$9,975	$(18,944)
Preferred stock dividends	(1,776)	(1,776)	(5,327)	(5,327)
Net income (loss) allocable to common stock	2,981	(2,588)	4,648	(24,271)

Depreciation and amortization (3)	5,417	5,474	16,724	17,274
Gain on sale (3)	(979)	(285)	(2,253)	(1,893)
Impairment reserve (3)	133	1,042	1,851	17,091
Less FFO adjustments allocable to minority interest	(32)	(44)	(108)	(240)
Extraordinary loss	—	—	—	340

FFO (Basic)	7,520	3,599	20,862	8,301
Income (loss) allocable to minority interest	(6)	(19)	6	(182)
Adjustments allocable to minority interest	32	44	108	240
Preferred stock dividends	—	—	—	—

FFO (Diluted)	$7,546	$3,624	$20,976	$8,359

Weighted average shares outstanding (Basic)	19,737	17,964	19,606	17,796
Dilutive effect of OP units	47	134	103	134
Dilutive effect of options	40	59	32	26
Dilutive effect of guaranteed stock	—	94	—	94
Dilutive effect of preferred stock	—	—	—	—
Dilutive effect of contingent OP units	—	—	—	—
Weighted average shares outstanding (Diluted)	19,824	18,251	19,741	18,050

FFO (Basic) per share (2)	$0.38	$0.20	$1.06	$0.47
FFO (Diluted) per share (2)	$0.38	$0.20	$1.06	$0.46

(1)	Funds from operations (FFO) is computed in accordance with the National Policy Bulletins issued by NAREIT dated November 8, 1999, April 26, 2001 and April 5, 2002.

(2)

FFO (Basic) per share is calculated by dividing FFO (Basic) by basic shares, the weighted average number of shares/units of common stock outstanding for the period.  FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis.  Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, preferred stock and stock price guarantees to the extent they are dilutive.  For the three and nine months ended September 30, 2002 and 2001, all Common Stock Equivalents were dilutive except preferred stock.

(3)	Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 27 properties during the nine months ended September 30, 2002.

	3Q02	3Q01	YTD02	YTD01
Operating Income before Depreciation,
Amortization & Impairment	38	297	184	836
Depreciation and amortization	22	150	202	724
Impairment of long-lived assets	—	98	868	98
	16	49	(886)	14
Gain on sale of property	979	—	2,253	—
Income from discontinued operations	995	49	1,367	14

U.S. Restaurant Properties, Inc.

3rd Quarter 2002 Cash Available for Distribution (CAD)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2002	2001	2002	2001
CAD

FFO (Basic)	$7,520	$3,599	$20,862	$8,301
Direct financing lease receipts	80	173	402	599
Income (loss) allocable to minority interest	(6)	(19)	6	(182)
Adjustments allocable to minority interest	32	44	108	240
Amortization of debt issue costs	581	637	1,426	4,739
Straight-line rent adjustment	(519)	(641)	(1,644)	(1,942)
(Gain) loss on interest rate swap agreement	(145)	248	(402)	2,607
(Benefit) provisions for doubtful accounts	(229)	1,964	(213)	2,914
Corporate asset depreciation	23	25	72	87

CAD	$7,337	$6,030	$20,617	$17,363

Weighted average shares outstanding (Basic)	19,737	17,964	19,606	17,796
Dilutive effect of OP units	47	134	103	134

Shares applicable to CAD	19,784	18,098	19,709	17,930

CAD per share	$0.37	$0.33	$1.05	$0.97

U.S. Restaurant Properties, Inc.

Supplementary Information

New York Stock Exchange symbol	— Common Stock	USV
	— Preferred Stock	USV_pa

	Annualized dividend rate per share of Common	$1.32

	Common Stock price per share as of market close, September 30, 2002	$14.25

	Dividend yield on Common Stock (annualized dividend divided by price per share at September 30, 2002)	9.26%

	Total shares of Common Stock issued and outstanding September 30, 2002	19,821,689

	Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

	Preferred Stock price per share as of market close, September 30, 2002	$20.50

	Dividend yield on Preferred Stock (annualized dividend divided by price per share at September 30, 2002)	9.41%

	Total shares of Preferred Stock issued and outstanding September 30, 2002	3,679,938
	Number of core business properties at September 30, 2002	812

	Cash and cash equivalents at September 30, 2002	$5,590,000

U.S. Restaurant Properties, Inc.

Capitalization at September 30, 2002

(in thousands)

Debt
Line of Credit	$15,200
Notes Payable	329,566
Mortgage Note Payable	954
345,720

	Shares	Last Week
	Outstanding	Average Price
	30-Sep-02	30-Sep-02

Equity
Minority Interest			52,845
Preferred Stock	3,680	$20.55	75,624
Common Stock	19,822	$14.43	286,031
			414,500

Market Capitalization			$760,220

U.S. Restaurant Properties, Inc.

Interest Coverage Ratio

for the Three Months Ended September 30, 2002

(amounts in thousands except for ratio)

Cash Available for Distribution	$7,337
Interest Expense	4,450
$11,787

Interest Expense	$4,450

Interest Coverage Ratio	2.65

END